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                                                                     EXHIBIT 5.1
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         [GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL LETTERHEAD]


                                                October 31, 1997


Diagnostic Health Services, Inc.
2777 Stemmons Freeway, Suite 1525
Dallas, Texas 75207

                      Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

          We have acted as counsel to Diagnostic Health Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of: (a) 2,761,384 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable upon exercise of options granted, or available to be granted, under the Company's 1992 Stock Option Plan, the Company's 1995 Incentive Stock Option Plan, the Company's 1995 Non-Qualified Stock Option Plan, and the Company's 1997 Non-Qualified Stock Option Plan (collectively, the "Plans"); and (b) 106,125 shares of Common Stock heretofore issued upon exercise of options granted under the Plans. The opinion set forth below relates only to the 2,761,384 shares of Common Stock (the "Shares") issuable upon exercise of options granted, or available to be granted, under the Plans.

          In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, By-Laws and minutes, and such other documents and records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and of fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

          With respect to the original issuance of the Shares pursuant to the Plans, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the terms of the Plans and against receipt of the consideration stipulated therefor, which will not be less than the par value of the Shares.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

          The opinion set forth above is limited to the Delaware General Corporation Law, as amended.
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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,


                                          /s/ GREENBERG TRAURIG HOFFMAN
                                          LIPOFF ROSEN &  QUENTEL